Exhibit 99.1

FOR MORE INFORMATION:  Michael R. Cox Phone 765.497.5829
mcox@bioanalytical.com
— OR —
Evan Smith / Erica Pettit
KCSA Public Relations Worldwide
212.896.1251 / 212.896.1248
esmith@kcsa.com / epettit@kcsa.com

Bioanalytical Systems, Inc. Announces Delay of Sale-leaseback of Baltimore Facility

WEST LAFAYETTE, Ind., September 22, 2004 — Bioanalytical Systems, Inc. (Nasdaq:BASI) today announced that it has been notified by the firm with which it had reached an agreement in principle for the sale and leaseback of its Baltimore building that the potential buyer is exercising its right to withdraw from the transaction on the previously announced terms. Michael Cox, CFO, stated, “There is always risk in non-binding agreements that the parties will not be able to come to agreement on definitive terms, which has happened. We remain committed to selling our Baltimore building, on terms which we believe reflect fair values. At the time we solicited offers for the building, there were several potential buyers that made offers in a similar range. We have re-opened discussions with those parties, as well as continuing discussions with this potential buyer.”

Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development and medical device companies. BASi focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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